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                                                                     Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-109688 of Lincoln Benefit Life Variable Annuity Account ("the Account") on Form N-4 of our report dated March 13, 2008, relating to the financial statements and financial statement schedules of Lincoln Benefit Life Company and to the use of our report dated March 25, 2008 relating to the financial statements of the sub-accounts of the Account, appearing in the Statements of Additional Information (which is incorporated by reference in the Prospectuses of the Account), which is part of the Registration Statement, and to the references to us under the heading "Experts" in such Statements of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 25, 2008